Exhibit 10.1
ISO AGREEMENT
STOCK OPTION AGREEMENT
PURSUANT TO THE
MARKETAXESS HOLDINGS INC.
2004 STOCK INCENTIVE PLAN
(AMENDED AND RESTATED APRIL 28, 2006)
          AGREEMENT (“Agreement”), dated as of September 13, 2006 by and between MarketAxess Holdings Inc. (the “Company”) and T. Kelley Millet (the “Participant”).
Preliminary Statement
          The Board of Directors of the Company (the “Board”) or a committee appointed by the Board (the “Committee”) to administer the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Plan”), has authorized this grant of an incentive stock option (the “Option”) on September 13, 2006 (the “Grant Date”) to purchase the number of shares of the Company’s common stock, par value $.003 per share (the “Common Stock”) set forth below to the Participant, as an Eligible Employee of the Company or an Affiliate (collectively, the Company and all Subsidiaries and Parents of the Company shall be referred to as the “Employer”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.
          Accordingly, the parties hereto agree as follows:
          1. Tax Matters. The Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option,” among other events, (i) if the Participant disposes of the Common Stock acquired pursuant to the Option at any time during the two (2) year period following the date of this Agreement or the one (1) year period following the date on which the Option is exercised; (ii) except in the event of the Participant’s death or disability, as defined in Section 22(e)(3) of the Code, if the Participant is not employed by the Company, any Subsidiary or any Parent at all times during the period beginning on the date of this Agreement and ending on the day three (3) months before the date of exercise of the Option; or (iii) to the extent the aggregate fair market value (determined as of the time the Option is granted) of the Common Stock subject to “incentive stock options” which become exercisable for the first time in any calendar year exceeds $100,000. To the extent that the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option and shall constitute a separate non-qualified stock option.

          2. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted an Option to purchase from the Company Eight Hundred Fifty Thousand (850,000) shares of Common Stock, at a price per share of $10.25 (the “Option Price”).
          3. Exercise. (a) Except as set forth in subsections (b) through (g) below, provided that the Participant has not incurred a Termination of Employment prior to the vesting date, the Option shall vest as follows:
     (i) A portion of the Option to purchase Five Hundred Thousand (500,000) shares shall vest and become exercisable as follows (“Time-Based Options”):

Vesting Date	Amount Vested
October 1, 2007	100,000
October 1, 2008	100,000
October 1, 2009	100,000
October 1, 2010	100,000
October 1, 2011	100,000
     (ii) A portion of the Option to purchase One Hundred Seventy-Five Thousand (175,000) shares shall vest and become exercisable only if the 2007 Performance Metrics, as outlined in Attachment A, are met, as follows (“2007 Performance-Based Options”):

Vesting Date	Amount Vested
February 1, 2008	43,750
February 1, 2009	43,750
February 1, 2010	43,750
February 1, 2011	43,750
     (iii) A portion of the Option to purchase One Hundred Seventy-Five Thousand (175,000) shares shall vest and become exercisable only if the 2008 Performance Metrics, as outlined in Attachment A, are met, as follows (“2008 Performance-Based Options”):

Vesting Date	Amount Vested
February 1, 2009	58,334
February 1, 2010	58,333
February 1, 2011	58,333
     To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided above, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.4.4 of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Option

Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. Upon expiration of the Option, the Option shall be canceled and no longer exercisable.
          There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.
          (b) Upon death or Disability (as defined in Section 2.14 of the Plan) of the Participant, the Option shall become fully vested and exercisable in accordance with Section 5(a) below.
          (c) In the event the Participant’s Service is terminated by the Company without “Cause” (as defined in the letter agreement between the Company and the Participant dated August 21, 2006 (the “Letter Agreement”)), to the extent unvested, other than as set forth in Section 3(d)(ii)(y) below, (i) One Hundred Thousand (100,000) Time-Based Options, (ii) if on or prior to the date of such Termination, the 2007 Performance Metrics were met, Forty-Three Thousand Seven Hundred and Fifty (43,750) 2007 Performance-Based Options, and (iii) if on or prior to the date of such Termination, the 2008 Performance Metrics were met, Fifty-Eight Thousand Three Hundred and Thirty-Three (58,333) 2008 Performance-Based Options, shall immediately vest and become exercisable in accordance with Section 5(b) below.
          (d) In the event of a Change in Control, the Options shall be treated in accordance with Section 12.1 of the Plan; provided that, (i) in the event of a Change of Control in which (A) the holders of the Company’s outstanding capital stock receive only cash in exchange for such capital stock or (B) the Company is privatized and the Common Stock is no longer traded on a national securities exchange or the Nasdaq Stock Market, Inc., then immediately prior to of such Change in Control, an additional number of unvested Options shall immediately vest and become exercisable as follows: (x) One Hundred Thousand (100,000) Time-Based Options, (y) if on or prior to the date of such event, the 2007 Performance Metrics were met, Forty-Three Thousand Seven Hundred and Fifty (43,750) 2007 Performance-Based Options, and (z) if on or prior to the date of such event, the 2008 Performance Metrics were met Fifty-Eight Thousand Three Hundred and Thirty-Three (58,333) 2008 Performance-Based Options, and (ii) in the event of any other Change in Control not covered under subsection (i), the lesser of A) fifty percent (50%) of the Option or B) the unvested portion of the Option shall immediately become fully vested upon (x) such Change in Control if such Change in Control occurs within three (3) months following any resignation by the Participant for “Good Reason” (as defined in the Letter Agreement) or a termination of the Participant’s service by the Company (or the successor thereto) without Cause and be exercisable for a period of ninety (90) days following such Change in Control, or (y) any resignation by the Participant for Good Reason or termination of the Participant’s service by the Company (or the successor thereto) without Cause occurring eighteen (18) months after such Change in Control and shall be exercisable in accordance with Section 5(b) below.

          (e) In the event the Participant engages in Detrimental Activity (as defined in Section 2.13 of the Plan) prior to any exercise of the Option, the Option shall thereupon terminate and expire. As a condition of the exercise of the Option, the Participant shall certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity. In the event the Participant engages in Detrimental Activity during the one (1) year period commencing on the date any portion of the Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one (1) year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). The foregoing provisions of this Section 3(e) shall cease to apply upon a Change in Control.
          (f) Notwithstanding any other provision to the contrary in this Agreement, any unvested portion of the Option shall, upon termination of the Participant’s Service, be non-exercisable and shall be canceled. Notwithstanding the foregoing, the unvested portion of the Option that could vest pursuant to Section 3(d)(ii)(x) above shall remain outstanding for a period of three (3) months following any resignation by the Participant for Good Reason or termination of the Participant’s service by the Company without Cause; provided that such unvested portion of the Options shall only vest and be exercisable in accordance with Section 3(d)(ii)(x) above. In addition, to the extent that the relevant Performance Metrics are not met, the relevant Performance-Based Option shall be non-exercisable and shall be canceled.
          (g) The Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time.
          4. Option Term. The term of each Option shall be ten (10) years after the Grant Date, subject to earlier termination in the event of the Participant’s Termination as specified in Section 5 below.
          5. Termination.
          Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:
          (a) In the event of the Participant’s Termination by reason of death, Disability, or Retirement, the vested portion of the Option shall remain exercisable until the earlier of (i) two (2) years from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof; provided, however, that in the case of Retirement, if the Participant dies within such two (2) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 4 hereof.
          (b) In the event of the Participant’s involuntary Termination without Cause or for voluntary termination for Good Reason, other than as provided in Section 3(b)(ii)(x) above, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.
          (c) In the event of the Participant’s voluntary Termination (other than a voluntary termination described in Sections 5(b) above or 5(d) below, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.
          (d) In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination within ninety (90) days after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.
          6. Restriction on Transfer of Option. No part of the Option shall be Transferred other than by will or by the laws of descent and distribution and during the lifetime of the Participant, may be exercised only by the Participant or the Participant’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
          7. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by the Option unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.
          8. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
            9. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005
Attention: Compensation Committee of the Board of Directors
If to the Participant, to the address on file with the Company.
            10. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MARKETAXESS HOLDINGS INC.

	By:	/s/ Richard M. McVey

Richard M. McVey
/s/ T. Kelley Millet

T. Kelley Millet

Attachment A
To
Stock Option Agreement
Between
T. Kelley Millet and MarketAxess Holdings Inc.
Dated September 13, 2006.
2007 Performance Metrics

Total Revenues:	$100,000,000*
Diluted EPS:	$.24
2008 Performance Metrics

Total Revenues:	$115,000,000*
Diluted EPS:	$.35

* As reported in the Company’s SEC filings for such year. Revenue targets may be adjusted by the Company as a result of a change in corporate structure, including but not limited to an acquisition of another company.